Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-766-1010 (ext. 1331)	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517
LACROSSE FOOTWEAR REPORTS SECOND QUARTER RESULTS
Successful Introduction of New Products and Continued Penetration into Targeted Markets
Portland, Ore.—August 1, 2005 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, today reported results for the second quarter ended June 25, 2005.
For the second quarter of 2005, the Company reported consolidated net sales of $19.8 million, up 6.2% from $18.6 million in the second quarter of 2004. Sales in the second quarter of 2004 included $0.5 million from General Services Administration (GSA) delivery orders for uniform boots (not part of an on-going contract) and $1.5 million from the discontinued PVC boot line (PVC). For the first half of 2005, consolidated net sales were $38.6 million, compared to $42.3 million in the same period of 2004. Sales for the first half of 2004 included $4.7 million from GSA delivery orders and $3.2 million from PVC.
Consolidated net income was $0.4 million or $.07 income per common share in the second quarter of 2005, an increase from a net loss of $0.2 million or $.04 loss per common share in the second quarter of 2004. For the first half of 2005, consolidated net income was $0.7 million, or $.12 income per common share, compared to $0.9 million or $.14 income per common share in the same period of 2004. The results in the second quarter and first half of 2005 include an income tax expense of $0.2 million and $0.4 million, respectively, as compared to zero income tax expense in the same periods of 2004 due to the use of federal net operating loss carryforwards, which were fully utilized during 2004. Results in the first half of 2004 also reflect the dollar volume of gross profit related to the GSA delivery orders and an expense reduction due to a one-time cash payment of $0.9 million from a former vendor.
Sales to the outdoor market were $8.9 million for the second quarter of 2005, up 36% from $6.5 million in the same period of 2004. While outdoor sales are typically stronger in the second half of the year, the year-over-year growth in the second quarter of 2005 reflects stronger penetration into various hunting markets, combined with an additional $1.0 million of sales relating to the early delivery of preseason fall orders. Sales to the work market were $10.8 million for the second quarter of 2005, compared to $12.1 million in the same period of 2004. Work sales in the second quarter of 2004 included revenue from GSA and PVC totaling $2.0 million. In the second quarter of 2005, work sales grew in a number of targeted product categories, including boots for public safety and overall general work.
In the second quarter of 2005, the Company’s gross margin was 35.8% of consolidated net sales, an increase from 32.1% in the same period of 2004. The margin improvement of 370 basis points reflects increased sales of new higher-margin products as well as our strategic discontinuation of lower margin products, including PVC. The Company’s selling and administrative expenses increased 5.3% from the second quarter of 2004, due primarily to our continued investments in product development.
As a result of its continued profitability, LaCrosse had cash and cash equivalents of $2.0 million and zero outstanding bank debt at the end of second quarter of 2005, significantly improved from funded debt of $3.4 million at the end of second quarter of 2004.
“We are pleased with our sales and earnings growth in our core work and outdoor business in the second quarter, which is typically our slowest quarter,” said Joseph P. Schneider, CEO of LaCrosse Footwear. “During the quarter, we continued to increase our brand equity in both the work and outdoor footwear markets and successfully introduced our fall line of high-performance, innovative and quality footwear. We are very encouraged by our customers’ response to our new products and have increased our inventories to prepare for the second half of 2005.”
“At the same time, we continue to focus on future product development. We are already previewing the Spring line for 2006, which will include a much broader selection of more compelling, high-performance footwear, in both work and outdoor categories, as well as new boot platforms and extensions of our powerful brands into new product categories. As we move into the second half of 2005, we are pleased with the momentum of our fall line and continue to be very excited about the potential of our spring line.”
About LaCrosse Footwear
LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors in Asia and Europe. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company. These factors include, but are not limited to:
•	Commodity price increases including: rubber and petroleum. Price increases will affect transportation costs, footwear component costs, and ultimately product costs.
•	Consumer confidence and related demand for footwear, including work and outdoor footwear.
•	Weather and its impact on the demand for outdoor footwear.

•	Dealer inventory levels.
•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product.
•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.
•	United States and/or foreign trading rules, regulations and policies, including export/import regulations, duties, and regulations affecting manufacturers and/or importers.
•	General domestic economic conditions, including interest rates and foreign currency exchange rates.
•	Uncertainties related to new product development and innovation and acceptance in the marketplace of such products.
•	Foreign-sourced products and concentrations of currency, political, an intellectual property risks, primarily in China.
The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		First Half Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
Net sales	$19,752	$18,600	$38,618	$42,326
Cost of goods sold	12,686	12,630	24,548	29,123

Gross profit	7,066	5,970	14,070	13,203
Operating expenses	6,376	6,057	12,829	12,054

Operating income (loss)	690	(87)	1,241	1,149
Non-operating expenses, net	(52)	(150)	(106)	(291)

Income (loss) before income taxes	638	(237)	1,135	858
Income tax expense	230	—	409	—

Net income (loss)	$408	$(237)	$726	$858

Net income (loss) per common share, basic	$0.07	$(0.04)	$0.12	$0.15
Net income (loss) per common share, diluted	$0.07	$(0.04)	$0.12	$0.14
Weighted average shares outstanding:
Basic	5,941	5,886	5,932	5,882
Diluted	6,145	5,886	6,150	6,065
Supplemental Information
Work Market Sales	$10,840	$12,056	$22,829	$29,197
Outdoor Market Sales	8,912	6,544	15,789	13,129

	$19,752	$18,600	$38,618	$42,326

GSA Delivery Order Sales	$—	$451	$—	$4,719
Discontinued PVC Boot Line Sales	$—	$1,462	71	$3,197

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)

	(Unaudited)		(Unaudited)
	June 25	December 31,	June 26,
ASSETS:	2005	2004	2004
Cash and cash equivalents	$1,959	$7,149	$—
Accounts receivable — net	13,854	15,613	12,358
Inventories	25,168	16,962	21,629
Prepaid expenses and other assets	1,976	2,792	1,616

Total current assets	42,957	42,516	35,603
Property and equipment, net	3,200	3,557	4,350
Goodwill and other assets	12,210	11,715	11,793
Total Assets	$58,367	$57,788	$51,746

LIABILITIES & EQUITY
Notes payable, bank	$—	$—	$3,423
Accounts payable and accrued liabilities	7,776	7,527	5,211

Total current liabilities	7,776	7,527	8,634
Other long-term liabilities	3,421	3,708	3,459
Deferred tax liability	1,116	1,402	865
Total shareholders’ equity	46,054	45,151	38,788
Total Liabilities and Equity	$58,367	$57,788	$51,746

End of Filing

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